Exhibit 99.1

Kodak’s Fourth-Quarter Revenues Increase 6%, Profits Surge

GAAP Earnings from Continuing Operations Improve to $430 Million;

Gross Profit, Cost Structure and Segment Earnings Show Substantial Improvement;

Company’s Full-Year Cash and Earnings Performance Hits Previously Forecasted Ranges;

Kodak Ends 2009 with More Than $2.0 Billion in Cash and Solid Liquidity

ROCHESTER, N.Y.--(BUSINESS WIRE)--January 28, 2010--Eastman Kodak Company (NYSE:EK) today reported fourth-quarter 2009 earnings from continuing operations of $430 million, or $1.36 per share, on sales of $2.582 billion, reflecting the emergence of a company able to deliver improved profitability especially as the economy recovers.

“Despite a difficult economic environment, we delivered in 2009,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “Our momentum is returning and our strategy is paying off. During 2009, we generated significant traction with our key digital businesses, we achieved sustainable operational improvements across the company, our earnings improved substantially, and we ended the year with more than $2.0 billion in cash on our balance sheet.”

The company’s fourth-quarter results demonstrate the success of the focused investments that Kodak is making in new products and growth businesses, including consumer and commercial inkjet and digital plates; the successful conclusion of intellectual property licensing agreements; improved profit margins; and a lean cost structure.

Fourth-quarter sales were $2.582 billion, a sequential increase of 45% from the third quarter of 2009 and a 6% increase from the year-ago quarter, including 4% of favorable foreign exchange impact. Revenue from digital businesses totaled $1.991 billion, a 12% increase from $1.779 billion in the prior-year quarter, resulting from the combination of an increase in non- recurring intellectual property licensing revenue and increased demand for consumer inkjet printer systems, kiosk media and digital plates. Revenue from the company’s traditional business decreased 10% to $589 million for the fourth quarter. This revenue decline rate was significantly reduced compared to the first three quarters of 2009, reflecting sequentially improved demand across all traditional businesses, particularly Entertainment Imaging.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported fourth-quarter earnings from continuing operations of $430 million, or $1.36 per share, compared with a loss on the same basis of $914 million, or $3.40 per share, in the year-ago period. Items of net benefit that impacted comparability in the fourth quarter of 2009 totaled $90 million after tax, or $0.28 per share, primarily related to benefits from asset sales and tax-related items, partially offset by restructuring charges and other miscellaneous items. Items of net expense that impacted comparability in the fourth quarter of 2008 totaled $893 million after tax, or $3.32 per share, primarily related to a goodwill impairment charge, restructuring charges, a legal contingency, and tax-related items. (Please refer to the attached Items of Comparability table for more information.)

For full-year 2009, the company reported a loss from continuing operations of $232 million, or $0.87 per share. This compares to a loss of $727 million, or $2.58 per share, in 2008. Full-year revenue totaled $7.606 billion, a 19% decline from 2008. Full-year digital revenue totaled $5.345 billion, a 17% decline from 2008, and traditional revenue totaled $2.257 billion, a 24% decline. These results reflect the recession’s impact on demand, especially in the first half of 2009. The company expects that customer demand for its digital products will continue to grow, as the economy recovers.

Other 2009 details:

  In the fourth quarter of 2009, Gross Profit margin was 34.4% of sales, an increase from 20.4% in the year-ago period. Approximately six percentage points of this increase was driven by productivity improvements and higher demand for digital plates and kiosk media, productivity gains for digital cameras and devices, consumer inkjet, electrophotographic printing and traditional photofinishing, and favorable foreign exchange. The balance of the increase was driven by non-recurring intellectual property licensing agreements.
  Selling, General and Administrative (SG&A) expenses, on a GAAP basis, were $347 million in the fourth quarter, down 15%, or $61 million, from $408 million in the year-ago quarter, as a result of company-wide efficiency gains.
  Research and Development expenses, on a GAAP basis, were $86 million in the fourth quarter, down 25%, or $28 million, from $114 million in the year-ago quarter, reflecting the continued focusing of resources to core growth businesses, which require lower research and development investment versus a year ago.
  Fourth-quarter cash generation, before restructuring payments, was $909 million, compared with $508 million in the year-ago quarter. This corresponds to net cash provided by continuing operations from operating activities of $822 million for the fourth quarter of 2009 and $520 million for the year-ago period. For full-year 2009, cash generation, before restructuring payments, was $45 million, compared with cash usage on the same basis of $147 million for 2008. This corresponds to net cash used in continuing operations from operating activities of $136 million for 2009, compared with a net cash usage of $128 million for 2008.
  Kodak held $2.024 billion in cash and cash equivalents as of December 31, 2009, up from $1.147 billion on September 30, 2009.
  The carrying value of the company’s debt, on a GAAP basis, stood at $1.191 billion as of December 31, 2009.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Consumer Digital Imaging Group fourth-quarter sales were $1.212 billion, a 27% increase from the prior-year quarter. Fourth-quarter earnings from operations for the segment were $380 million, compared with a loss of $41 million in the year-ago quarter. The year-over-year improvement was driven by a combination of higher non-recurring intellectual property licensing revenue; improved profitability in consumer inkjet systems, including an 81% revenue increase in consumer inkjet printer hardware and ink; improved operating performance in Digital Capture & Devices and Retail Systems Solutions; and reduced SG&A expenses across the segment. Excluding the impact of non-recurring intellectual property royalties, segment earnings improved by more than $100 million.
  Graphic Communications Group fourth-quarter 2009 sales were $779 million, a 5% decline from the fourth quarter of 2008. Fourth-quarter earnings from operations for the segment were $36 million, a $40 million improvement over the year-ago quarter. This earnings increase was primarily driven by operational improvements across all product lines, increased demand for digital plates and enterprise workflow products, and lower raw material costs.
  Film, Photofinishing and Entertainment Group fourth-quarter sales were $589 million, a 10% decline from the year-ago quarter. Fourth-quarter earnings from operations for the segment were $53 million, compared with earnings of $39 million in the year-ago period. The increase in earnings was driven by significant operational improvements in Traditional Photofinishing, cost reductions across the segment, favorable foreign exchange, and improvement in raw material costs, partially offset by industry-related volume declines in Film Capture, and negative price/mix.

“In the second half of 2009 we began to see some improvement in the economy, and that helped to highlight the true strength of our digital portfolio,” said Perez. “During 2009, we doubled the installed base for our consumer inkjet printers while maintaining our price premium. In the fourth quarter, we grew sales of commercial inkjet products, including a 33% increase in sales of our VL2000 printing system and enjoyed continued strong customer orders for our PROSPER product line. We delivered positive cash performance before restructuring for the past two quarters and for all of 2009, and our cost structure is providing us with significant operating leverage as the economic recovery continues. We enter the new year with the most competitive digital portfolio ever, strong presence in key markets, and a significant amount of positive momentum. All of this positions us well for improved performance in 2010.”

Conference Call Information

Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: +1 480-629-9645, conference ID 4198561#. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Thursday, January 28, by dialing +1 303-590-3030, access code 4198561#. The playback number will be active until Thursday, February 4, at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

Outlook/Investor Meeting

Kodak will provide a detailed outlook for 2010 at its annual strategy meeting with the investment community on Thursday, February 4, in New York City.

The meeting will be held at the New York Stock Exchange, located at 2 Broad Street. Registration will begin at 8:15 a.m. Eastern Time. The formal program will begin promptly at 9:00 a.m. and is expected to conclude by 11:30 a.m. Prior to admittance, guests must check in at the external checkpoint, which is located at the corner of Wall and Broad Streets. Guests must have valid government-issued photo ID and be included on the RSVP guest list in order to gain access to the building. In addition, please note business attire is a requirement for all visitors to the New York Stock Exchange.

The program will include presentations by Antonio M. Perez, Chairman and Chief Executive Officer, Philip Faraci, President & Chief Operating Officer, Brad Kruchten, President, Film, Photofinishing and Entertainment Group, and Frank Sklarsky, Chief Financial Officer, and will conclude with a question-and-answer session.

If you wish to attend, please RSVP by Monday, February 1, 2010, by contacting Alicia Zona at 585-724-5955, or by e-mail at alicia.zona@kodak.com.

For those unable to attend in person, the meeting will be available via a live webcast. To access the webcast, please go to: http://www.kodak.com/go/invest.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: revenue; revenue growth; earnings; cash generation; and increased demand for Kodak products.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in Kodak's Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, September 30, 2009 and the 8-K filed on September 16, 2009 under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995" and in other filings Kodak makes with the SEC from time to time. Kodak cautions readers to carefully consider such factors. Many of these factors are beyond Kodak's control. In addition, any forward-looking statements represent Kodak 's estimates only as of the date they are made, and should not be relied upon as representing Kodak 's estimates as of any subsequent date. While Kodak may elect to update forward-looking statements at some point in the future, Kodak specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this press release should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the fourth quarter of 2009 and 2008, respectively.

	4th Quarter
	2009		2008
(in millions, except per share data)	$	Diluted EPS	$	Diluted EPS

Earnings (loss) from continuing operations attributable to Eastman Kodak Company - GAAP	$429		$(914)
Interest on convertible securities	10
Adjusted earnings (loss) from continuing operations available to common stockholders	439	$1.36	(914)	$(3.40)

Items of Comparability - Income/(Expense):
Foreign contingencies (COGS)	2	0.01	3	0.01

Restructuring charges (COGS)	(14)	(0.04)	(3)	(0.01)
Restructuring charges (Restructuring, rationalization and other)	(47)	(0.15)	(100)	(0.37)
Total restructuring and rationalization charges	(61)	(0.19)	(103)	(0.38)

Legal contingency (SG&A)	-	-	(21)	(0.08)
Asset impairment charge (Other operating income/(expense), net)	(6)	(0.02)	(3)	(0.01)
Goodwill impairment charge (Other operating income/(expense), net)	-	-	(785)	(2.92)
Gains on asset sales (Other operating income/(expense), net)	107	0.34	7	0.02
Foreign contingency (Interest expense)	1	-	-	-
Foreign contingency (Other income (charges), net)	1	-	-	-
Tax impacts of the above items, net ((Benefit) provision for income taxes)	7	0.02	11	0.04
Total Items of comparability, net of tax, before discrete tax items	51	0.16	(891)	(3.32)
Other discrete tax items ((Benefit) provision for income taxes)	39	0.12	(2)	-
Total Items of comparability, net of tax	$90	0.28	$(893)	(3.32)

Eastman Kodak Company Fourth Quarter 2009 Results Non-GAAP Reconciliations

Within the Company's 4th quarter 2009 earnings release, reference is made to certain non-GAAP financial measures, including “Revenue from Digital Businesses”, “Revenue from Traditional Businesses”, “Cash Generation (Usage) Before Restructuring Payments” and “CDG Segment Earnings Improvement, Excluding the Impact of Non-Recurring Intellectual Property Royalties”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in the January 28, 2010 press release.

The following tables reconcile revenue from digital businesses and revenue from traditional business to the most directly comparable GAAP measure of total company revenue (dollar amounts in millions):

	Three Months Ended		Increase (Decrease)
	12/31/2009	12/31/2008

Revenue from digital businesses, as presented	$1,991	$1,779	12%
Revenue from traditional businesses, as presented	589	652	-10%
All other revenue	2	2	0%
Total company revenue (GAAP basis), as presented	$2,582	$2,433	6%

	Twelve Months Ended		Increase (Decrease)
	12/31/2009	12/31/2008

Revenue from digital businesses, as presented	$5,345	$6,422	-17%
Revenue from traditional businesses, as presented	2,257	2,987	-24%
All other revenue	4	7	-43%
Total company revenue (GAAP basis)	$7,606	$9,416	-19%

The following tables reconcile cash generation (usage) before restructuring payments to the most directly comparable GAAP measure of net cash provided by (used in) continuing operations from operating activities (dollar amounts in millions):

	Three Months Ended
	12/31/2009	12/31/2008

Cash generation before restructuring payments, as presented	$909	$508
Cash restructuring payments	(34)	(32)
Cash generation	$875	$476
Proceeds from sales of businesses/assets	(109)	(32)
Free cash flow	$766	$444
Additions to properties	56	76
Net cash provided by continuing operations from operating activities (GAAP basis), as presented	$822	$520

	Twelve Months Ended
	12/31/2009	12/31/2008

Cash generation (usage) before restructuring payments, as presented	$45	$(147)
Cash restructuring payments	(177)	(143)
Cash usage	$(132)	$(290)
Proceeds from sales of businesses/assets	(156)	(92)
Free cash flow	$(288)	$(382)
Additions to properties	152	254
Net cash used in continuing operations from operating activities (GAAP basis), as presented	$(136)	$(128)

The following table reconciles CDG segment earnings improvement, excluding the impact of non-recurring intellectual property royalties to the most directly comparable GAAP measure of improvement in CDG segment earnings (loss) from continuing operations before interest expense, other income (charges), net and income taxes (dollar amounts in millions):

Three Months
Ended 12/31/2009

CDG segment earnings improvement, excluding the impact of non-recurring intellectual property royalties, as presented	$115
Non-recurring intellectual property royalties earnings improvement	306
Improvement in CDG segment earnings (loss) from continuing operations before interest expense, other income (charges), net and income taxes (GAAP basis)	$421